Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of GD Culture Group Limited (the “Company”) of our report dated March 18, 2025, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes, included in GD Culture Group Limited’s Annual Report on Form 10-K, filed with SEC on March 18, 2025.

We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as expert in matters of accounting and auditing.

/s/ HTL International, LLC
Houston, Texas
January 23, 2026